EXHIBIT 23.1
                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
UCAR International Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-95546, No. 33-95548, No. 33-95550, No. 333-2560 and No. 333-2598) of
UCAR International Inc. of our report dated March 8, 1996, relating to the Consolidated Balance Sheets of UCAR International Inc. and subsidiaries as of December 31, 1995 and 1994, and the related Consolidated Statements of Operations, Cash Flows and Stockholders' Equity (Deficit) for each of the years in the three-year period ended December 31, 1995 appearing on page 51 of the Annual Report to Stockholders for 1995 which is incorporated in this Annual Report on Form 10-K.

                                             /s/  KPMG PEAT MARWICK LLP
Stamford, Connecticut
March  21, 1996